ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                                  SKF USA INC.,


                           TYSON BEARING COMPANY, INC.



                                       AND



                     ROLLER BEARING COMPANY OF AMERICA, INC.


                            DATED AS OF JUNE 11, 1999

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1         DEFINITIONS.................................................1

         1.1      Index of Defined Terms......................................1

         1.2      General Defined Terms.......................................4

ARTICLE 2         TRANSFER OF ASSETS..........................................9

         2.1      Transfer of Assets by Seller................................9

         2.2      Excluded Assets............................................11

         2.3      Assumption and Satisfaction of Liabilities.................12

         2.4      Excluded Liabilities.......................................12

         2.5      Assignment of Contracts and Rights.........................13

         2.6      Closing....................................................14

         2.7      Closing Balance Sheet......................................15

         2.8      Purchase Price Allocation..................................16

         2.9      Interim Period Payments....................................16

         2.10     Post-Closing Purchase Price Adjustment.....................18

         2.11     Commission Payments........................................19

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF SELLER...................19

         3.1      Existence and Power........................................19

         3.2      Authorization..............................................20

         3.3      Governmental Authorization.................................20

         3.4      Non-Contravention..........................................20

         3.5      Financial Statements; Undisclosed Liabilities..............20

         3.6      Absence of Certain Changes.................................21

         3.7      Properties; Leases.........................................22

         3.8      Sufficiency of and Title to the Transferred Assets; Year
                  2000 Readiness Disclosure Statement........................23

         3.9      Affiliates.................................................23

         3.10     Inventory..................................................24

         3.11     Litigation.................................................24

         3.12     Contracts..................................................24

         3.13     Permits; Required Consent..................................25

         3.14     Compliance with Applicable Laws............................26

         3.15     Employment Agreements; Change in Control, and Employee
                  Benefits...................................................26

         3.16     Labor and Employment Matters...............................27

         3.17     Intellectual Property......................................28

         3.18     Advisory Fees..............................................29

         3.19     Environmental Compliance...................................29

         3.20     Tax Matters................................................29

         3.21     Insurance..................................................30

         3.22     Products...................................................30

         3.23     Material Disclosures.......................................30

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF BUYER AND RBC............30

         4.1      Organization and Existence.................................30

         4.2      Corporate Authorization....................................31

         4.3      Governmental Authorization.................................31

         4.4      Non-Contravention..........................................31

         4.5      Advisory Fees..............................................31

         4.6      Litigation.................................................31

ARTICLE 5         COVENANTS OF SELLER AND BUYER..............................31

         5.1      Compliance with Terms of Required Governmental Approvals
                  and Required Contractual Consents..........................31

         5.2      Confidentiality............................................32

         5.3      Taxes......................................................32

         5.4      Year 2000 Compliance.......................................33

         5.5      SKF Product Designations...................................33

         5.6      Grinding Area..............................................34

         5.7      Aiken Purchase Order.......................................34

         5.8      IVECO Orders...............................................34

ARTICLE 6         COVENANTS OF ALL PARTIES...................................34

         6.1      Further Assurances.........................................34

         6.2      Employees and Employee Benefit Matters.....................35

         6.3      Allocation of Environmental Liabilities....................38

         6.4      TRB Product Warranty Claims................................40

         6.5      Excluded Product Liability Claims..........................40

         6.6      Excluded Worker's Compensation Claims......................40

ARTICLE 7         INDEMNIFICATION............................................41

         7.1      Agreement to Indemnify.....................................41

         7.2      Survival of Representations and Warranties and Covenants...42

         7.3      Claims for Indemnification.................................43

         7.4      Defense of Claims..........................................43

ARTICLE 8         COVENANT NOT TO COMPETE....................................44

         8.1      Non-Compete................................................44

         8.2      Chicago Rawhide Non-Compete................................45

         8.3      Severability...............................................46

         8.4      Enforcement................................................46

ARTICLE 9         MISCELLANEOUS..............................................47

         9.1      Notices....................................................47

         9.2      Amendments; No Waivers.....................................48

         9.3      Expenses...................................................48

         9.4      Successors and Assigns.....................................48

         9.5      Governing Law..............................................48

         9.6      Counterparts; Effectiveness................................48

         9.7      Entire Agreement...........................................48

         9.8      Captions...................................................49

         9.9      Severability...............................................49

         9.10     Construction...............................................49

         9.11     Arbitration of Claims......................................49

         9.12     Cumulative Remedies........................................51

         9.13     Third Party Beneficiaries..................................51

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of June 11, 1999 is by and among SKF USA INC., a Delaware corporation ("Seller"), TYSON BEARING COMPANY, INC., a Delaware corporation ("Buyer") and a wholly owned subsidiary of RBC (as defined below), and ROLLER BEARING COMPANY OF AMERICA, INC., a Delaware corporation ("RBC").

                                 R E C I T A L S

                  WHEREAS, Seller is engaged in the design, development, manufacture, assembly and sale of TRB Products in Glasgow, Kentucky (the "Business"); and

                  WHEREAS, Seller desires to sell and transfer to Buyer substantially all of its assets related to the Business in consideration for the delivery by Buyer to Seller of the Purchase Price (as defined herein) and on the terms and conditions set forth herein.

                                A G R E E M E N T

                  NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 INDEX OF DEFINED TERMS. The following is an index of defined terms utilized in this Agreement:

Defined Term                                  Section                       Page

401(k) Plan Employee                          6.2(e)(i)                       36
Active Employees                              6.2(a)                          35
Affiliate                                     1.2                             4
Aftermarket Resellers                         1.2                             4
Aiken                                         5.7                             34
Agreement                                     Preface                         1
Allocation Statement                          2.8                             16
Applicable Law                                1.2                             4
Assumed Liabilities                           2.3(a)                          12
Benefit Arrangement                           1.2                             5
Benefit Plan                                  1.2                             5
Bill of Sale                                  2.6(c)(vi)                      14
Business                                      Preface                         1
Business Day                                  1.2                             5
Buyer                                         Preface                         1
Buyer Environmental Liabilities               6.3(c)                          40
Buyer Indemnitees                             7.1(a)                          41
Buyer Premises                                6.3(b)(iii)                     39
Buyer's Union Contract                        6.2(c)                          36
Buyer's Union Plan                            6.2(c)                          36
CERCLA                                        1.2                             6
Chicago Rawhide                               2.6(c)(xii)                     15
Closing                                       2.6(a)                          14
Closing Balance Sheet                         2.7                             15
Closing Date                                  2.6(a)                          14
Code                                          1.2                             5
Competitive Activity                          8.1                             45
Contingent Liabilities                        1.2                             5
Contracts                                     1.2                             5
Cost Sharing Agreement                        2.6(c)(xiii)                    15
Covered Period                                8.1                             44
CR Competitive Activity                       8.2                             46
CR Covered Period                             8.2                             45
CR Supply Agreement                           2.6(c)(xii)                     15
Damages                                       1.2                             5
Detroit Supply Agreement                      2.6(c)(xii)                     15
Effective Time                                2.6(a)                          14
Employee                                      1.2                             5
Employee Benefit Plan                         1.2                             6
Environmental Condition                       1.2                             6
Environmental Laws                            1.2                             6
Environmental Liabilities                     1.2                             6
Environmental Study                           6.3(a)                          38
Equipment                                     2.1(b)                          9
ERISA                                         1.2                             6
ERISA Affiliate                               1.2                             6
Excluded Assets                               2.2                             11
Excluded Environmental Parcel                 6.3(a)                          38
Excluded Liabilities                          2.4                             12
Excluded Product Liability Claims             6.5                             40
Excluded Product Warranty Claims              6.4                             40
Excluded Worker's Compensation Claims         6.6                             41
Existing Known Environmental Conditions       1.2                             6
Existing Lease                                2.2(s)                          12
Export Supply Agreement                       2.6(c)(xii)                     15
Final Environmental Study                     6.3(a)(iv)                      39
Financials                                    3.5(a)(ii)                      20
First Choice                                  2.9(a)                          16
GAAP                                          1.2                             6
GL Reports                                    3.5(a)(ii)                      20
Governmental Authority                        1.2                             7
Group Health Plan                             1.2                             7
Hazardous Substance                           1.2                             7
hourly Transferred Employees                  6.2(c)                          36
Included Environmental Parcel                 6.3(a)                          38
Indemnifying Party                            1.2                             7
Indemnitee                                    1.2                             7
Insurance Policies                            3.21                            30
Intellectual Property Rights                  3.17(a)                         28
Interim Period                                2.6(a)                          14
Interim Period Cash Flow Statement            2.9(a)                          16
Interim Services Agreement                    2.6(c)(i)                       14
Inventory                                     2.1(c)                          10
Inventory Statement                           3.5(a)(iii)                     36
IRS                                           1.2                             7
IT                                            1.2                             4
Knowledge                                     1.2                             7
Leasehold Assignments                         2.6(c)(v)                       14
Leases                                        3.7(b)                          22
Leave Employees                               6.2(a)                          35
Liability                                     1.2                             7
License Agreement                             2.6(c)(xi)                      15
Lien                                          1.2                             8
March 31 Balance Sheet                        3.5(a)(i)                       20
Material Adverse Effect                       1.2                             8
New 502 Rollers                               5.7                             34
New Business                                  2.10(a)                         18
New Customers                                 2.10(a)(i)                      18
New Lease                                     2.6(c)(ix)                      15
Pension Plans                                 6.2(b)                          35
Permits                                       3.13(a)                         25
Permitted Liens                               1.2                             8
Person                                        1.2                             8
Personal Property Leases                      3.7(b)                          22
Post-Closing Liabilities                      2.3(b)                          12
Proceedings                                   3.11                            24
Product Designations                          2.1(h)                          10
Prohibited Transaction                        1.2                             8
Proposed Interim Period Cash Flow Statement   2.9(a)                          16
Purchase Price                                2.6(b)                          14
RBC                                           Preface                         1
RCRA                                          1.2                             6
Real Property                                 3.7(a)                          22
Real Property Leases                          3.7(b)                          22
Required Consents                             3.13(b)                         26
Required Contractual Consent                  3.13(b)                         26
Required Governmental Approval                3.13(b)                         25
Retired Employees                             6.2(a)                          35
Salaried Plan                                 6.2(b)                          35
Scheduled Contracts                           3.12(a)                         24
Selected Firm                                 2.9(a)                          16
Seller Environmental Liabilities              6.3(b)                          39
Seller Indemnitees                            7.1(b)                          41
Seller                                        Preface                         1
Seller's 401(k) Plan                          6.2(e)                          36
Seller's Contingent Liabilities               1.2                             8
Severance Payments                            6.2(p)                          36
SKF Product Designations                      3.17(d)                         28
SKF Retirees                                  6.2(f)                          37
Study Date                                    6.3(d)                          40
Sublease                                      2.6(c)(x)                       15
Subsequent Event                              6.3(b)(iii)                     39
Supply Agreements                             2.6(c)(xii)                     15
Tax                                           1.2                             8
Tax Return                                    1.2                             9
Third Party Claim                             7.4(a)                          43
Transferred Assets                            2.1                             9
Transferred Employee                          6.2(a)                          35
TRB Products                                  1.2                             9
TSCA                                          1.2                             6
Union                                         1.2                             9
Union Contract                                1.2                             9
Union Plan                                    6.2(b)                          35
Year 2000 Compliant                           1.2                             9

         1.2 GENERAL DEFINED TERMS. As used herein, the following terms shall have the meaning indicated:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

         "Aftermarket Resellers" means distributors who supply replacement parts for the maintenance, repair and overhaul of automobiles, trucks, buses, trailers and other transportation equipment, and including, without limitation, both independent retailers and wholesalers as well as the services parts organizations of original equipment manufacturers of the foregoing and large independent transmission differential and engine rebuilders.

          "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, business operations, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

         "Benefit Arrangement" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by Seller or any ERISA Affiliate that covers the employees, former employees, directors, or former directors of Seller and their beneficiaries with respect to the Business; such term shall include, without limitation, the following to the extent material: (i) each employment or consulting agreement; (ii) each arrangement providing for insurance coverage or workers' compensation benefits; (iii) each incentive bonus or deferred bonus arrangement; (iv) each arrangement providing termination allowance, severance or similar benefits; (v) each equity compensation plan; (vi) each deferred compensation plan; and (vii) each compensation policy and practice.

         "Benefit Plan" means an Employee Benefit Plan or Benefit Arrangement.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contingent Liabilities" of a Person at a specific point in time means Liabilities, regardless of how arising, that have not yet become fixed and certain as of such time.

         "Contracts" means all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party at the Effective Time exclusively with respect to the Business, including the Scheduled Contracts but excluding any arrangements with Employees including any Benefit Plan.

         "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the per annum rate of interest publicly announced from time to time by Citibank, N.A. as its prime rate (or reference rate), compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been reimbursed in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person incurred in connection with the defense of the claim giving rise to the Damages or in seeking indemnification therefor or reimbursement thereof. Any change in the rate referred to in clause (i) above shall take effect at the opening of business on the day specified in the public announcement of such change. Without limiting the generality of the foregoing, Damages of a Person shall include any amounts paid by such Person pursuant to any indemnification arrangement.

         "Employee" means any Person employed by Seller in connection with the Business.

         "Employee Benefit Plan" means any employee benefit plan, as defined in
Section 3(3) of ERISA, sponsored or contributed to by Seller or any ERISA Affiliate thereof that covers employees or former employees of Seller with respect to the Business.

         "Environmental Condition" means a condition of the soil, surface waters, groundwaters, stream sediments, air and similar environmental media both on and off a property resulting from any activity, inactivity or operations occurring in respect of the Business or the Real Property, that, by virtue of Environmental Laws or otherwise, (i) requires investigatory, corrective or remedial measures, and/or (ii) comprises a basis for claims, demands and/or Liabilities.

         "Environmental Laws" means all Applicable Laws relating to Hazardous Substances, occupational health and safety, or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and
(iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

         "Environmental Liabilities" means (i) Liabilities of a Person that arise in connection with any proceeding, claim, lawsuit, complaint, citation, inquiry, demand, notice or action which was or is brought or issued (A) by any Governmental Authority or (B) by a third party, in either case, pursuant to or under any Environmental Law or by virtue of an Environmental Condition, or (ii) Liabilities or costs incurred by a Person that arise in connection with any investigatory or remedial activities by virtue of an Environmental Condition in order (A) to comply with any Environmental Law or (B) to minimize any potential liability to a third party in connection with an Environmental Condition.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

         "Existing Known Environmental Conditions" means (i) those Environmental Conditions identified on Schedules 3.19(a), 3.19(b) or 3.19(c) and (ii) those Environmental Conditions of which Seller has Knowledge on or before the Closing Date but are not so identified in any such Schedule.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

         "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "Group Health Plan" means any group health plan, as defined in Section 5000(b)(1) of the Code, sponsored or contributed to by Seller or any ERISA Affiliate that covers employees or former employees of Seller with respect to the Business.

         "Hazardous Substance" means any substance or material: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Business or any of the Transferred Assets; or (v) the presence of which constitutes a nuisance, trespass or other tortious condition; or (vi) the presence of which on adjacent properties constitutes a trespass by Seller in relation to the Business; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBS) or asbestos.

         "Indemnifying Party" means: (1) Seller when Buyer or any RBC Indemnitee is asserting a claim under Sections 7.1(a) or 9.11 or (2) Buyer or RBC jointly or severally when any Seller Indemnitee is asserting a claim under Sections 7.1(b) or 9.11.

         "Indemnitee" means: (1) each of Buyer, RBC and their respective Affiliates with respect to any claim for which Seller is an Indemnifying Party under Sections 7.1(a) or 9.11; or (2) Seller and its Affiliates with respect to claims for which Buyer or RBC is an Indemnifying Party under Sections 7.1(b) or 9.11.

         "IRS" means the Internal Revenue Service.

         "IT" means the information technology contained in the Transferred Assets.

         "Knowledge" means: (1) with respect to Seller, the actual knowledge of any one or more of the following Persons: Krister Peil, Ed Trouteaud, William McGlocklin, Fred Benner, Brian Bewley, Joseph Keating, David Rucinski, William Diggory, John Carly, Gary Butcher, Brian Duffy, John Toskey, David Lewandowski and Joseph Boland (2) with respect to Buyer, the actual knowledge of any one or more of the following Persons: Michael J. Hartnett, Michael S. Gostomski, Greg Ceuch, Tom King, Fred Morlok and Anthony Cavalieri.

         "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same appears on any Schedule to this Agreement.

         "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

         "Material Adverse Effect" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Business that results in a material adverse effect on, or a material adverse change in, the Transferred Assets taken as a whole, or a material adverse effect on the Business taken as a whole.

         "Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) other Liens set forth on Schedule 1.2(a) hereto. Notwithstanding the foregoing, the following shall not be Permitted Liens: (a) any Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Seller or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan and (b) any Lien arising under clause (i) or (ii) above that is the subject of a contest except and to the extent that the Taxes or sums in questions are reflected as a Liability on the Closing Balance Sheet.

         "Person" means an individual, corporation, partnership, association, trust, estate, joint-stock company, limited liability company, joint venture, trust or other entity or organization, including a Governmental Authority.

         "Prohibited Transaction" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

         "Seller's Contingent Liabilities" means those Contingent Liabilities of Seller relating to the Business prior to the Effective Time that are not booked as a liability on the Closing Balance Sheet.

         "Tax" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

         "Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

         "TRB Products" means those case-hardened inch-dimensioned tapered roller bearings ranging from four (4) to eight (8) inches in outside diameter, together with components and sub-assemblies thereof, which are set forth on
Schedule 1.2(b).

         "Union" means the United Steelworkers of America, Local Union No. 7461.

         "Union Contract" means the Agreement by and between SKF USA Inc. Glasgow, Kentucky Plant and the Union, dated March 27, l999.

         "Year 2000 Compliant" means that with respect to the IT, no value for the current date will cause any material interruption in the current operation of the Transferred Assets and that date-based functionality will behave consistently for dates prior to, during and after the calendar year 2000. "Year 2000 Compliant" does not mean that the operation of the Transferred Assets or the IT will be unaffected by noncompliant third party programs or tools or that the Transferred Assets or that the IT will successfully interface with third party programs or hardware irrespective of whether such third party programs or hardware are Year 2000 Compliant.

                                   ARTICLE 2

                               TRANSFER OF ASSETS

         2.1 TRANSFER OF ASSETS BY SELLER. Subject to the provisions of Section 2.2, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell or cause to be sold to Buyer at the Closing all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description as the same shall exist at the Effective Time, wherever located, whether tangible or intangible, real, personal or mixed, that are used, owned by, leased by or in the possession of Seller primarily in connection with the Business, whether or not reflected on the books and records of Seller, including all assets shown on the Closing Balance Sheet (the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Transferred Assets") and including without limitation all right, title and interest of Seller in, to and under the following to the extent used, owned by, leased by or in the possession of Seller primarily in connection with the Business at the Effective Time:

         (a) all real property and leases, capitalized or operating, of, and other interests in, real property of Seller, in each case together with all buildings, fixtures and improvements erected thereon and appurtenances thereto;

         (b) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller ("Equipment") including, without limitation, the Equipment set forth on Schedule 2.1 hereto;

         (c) all items of inventory, notwithstanding how classified in the financial records of Seller, including all raw materials, purchased parts, work-in-process, finished goods, supplies, spare parts and samples (collectively, the "Inventory"), including all Inventory located in the Crossville, Tennessee warehouse of Seller;

         (d) the Contracts;

         (e) to the extent relating to the Business and the conduct thereof by Buyer following the Effective Time, all prepaid charges and expenses of Seller, including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities;

         (f) all rights of Seller under any insurance policy;

         (g) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller affecting any of the Transferred Assets or with respect to the Year 2000 Compliant nature of the Transferred Assets;

         (h) all of Seller's patents, copyrights, trademarks, trade names, service marks, service names, designs, know-how, processes, trade secrets, inventions, and other proprietary data, including, to the extent transferable, all product designations used by Seller with respect to the TRB Products (the "Product Designations");

         (i) all tools, dies, jigs, molds, patterns, machinery and equipment, whether owned or leased, whether in the possession of Seller or vendors;

         (j) all rights under agreements with employees and others concerning confidentiality and assignment of inventions;

         (k) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller, whether or not actually utilized by Seller;

         (l) all books, records, files and papers of Seller, whether in hard copy or computer format, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of the Transferred Employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose any time prior to the Effective Time;

         (m) all lists of present customers and lists of former customers;

         (n) all goodwill;

         (o) all of Seller's right, title and interest, if any, in and to the trademarks "Tyson Bearing Company" and "Tyson" and all derivatives thereof; and

         (p) except as specifically provided in Section 2.2, all other assets and properties of Seller that exist at the Effective Time, whether tangible or intangible, real or personal.

         2.2 EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by Seller:

         (a) all books, records, files and papers, whether in hard copy or computer format, that Seller or any of its Affiliates shall be required to retain pursuant to Applicable Law; provided that copies thereof shall be delivered to Buyer;

         (b) all rights of Seller under this Agreement and the agreements and instruments delivered to Seller by Buyer pursuant to this Agreement;

         (c) all refunds or claims for refunds of taxes paid by Seller or accrued prior to the Closing Date;

         (d) all cash and cash equivalents as of the Effective Time;

         (e) all right, title and interest of Seller in and to the name and trademark "SKF" and related trademarks, corporate names, and trade names incorporating "SKF" or the stylized "SKF" logo;

         (f) all computer software which is by its terms nonassignable;

         (g) all computer software used for intracompany communications or for tracking and managing its accounts payable (e.g. D&B financial systems), employee benefits, or any successor software;

         (h) all equipment used in the conduct of the Business that is located at any of Seller's facilities other than its Glasgow, Kentucky facility;

         (i) all inventory located at any of Seller's facilities other than its Glasgow, Kentucky and Crossville, Tennessee facilities;

         (j) all assets that primarily relate to other parts of Seller's business, other than the Business;

         (k) all accounts receivable of the Business as of the Effective Time;

         (l) all accounts that pertain to duty drawback arising out of transactions prior to the Effective Time;

         (m) all claims against administrators and payors of employee medical benefits in respect of periods prior to the Closing Date;

         (n) all leasehold improvements set forth on the March 31 Balance Sheet;

         (o) all patents owned by Seller's Affiliates;

         (p) all trade secrets owned by Seller's Affiliates;

         (q) all assets of Seller which will be used by Seller from and after the Closing in the performance of its duties under the Cost Sharing Agreement;

         (r) all rights of Seller under Contracts which do not relate exclusively to the Business; and

         (s) all rights of Seller under that certain Plant Lease, dated November 6, 1964, as amended, by and between Tyrol, Inc. and Seller (the "Existing Lease").

         2.3 ASSUMPTION AND SATISFACTION OF LIABILITIES.

         (a) Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume and in due course perform, pay and discharge all the Liabilities set forth on Schedule 2.3 (the "Assumed Liabilities"); provided that any such Assumed Liabilities discharged by Seller during the Interim Period shall be allocated by Buyer and Seller as set forth in Section 2.9 hereof.

         (b) Buyer shall be responsible for all Liabilities and obligations arising out of the use and ownership of the Transferred Assets by Buyer after the Effective Time or by the conduct of the Business after the Effective Time (the "Post-Closing Liabilities") except to the extent such Liabilities and obligations constitute Excluded Liabilities; provided that any such Post-Closing Liabilities satisfied by Seller during the Interim Period shall be allocated by Buyer and Seller as set forth in Section 2.9 hereof.

         2.4 EXCLUDED LIABILITIES. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Effective Time) become liable for, any of the Liabilities of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following Liabilities:

         (a) any Liability of any of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing whether currently in existence or arising hereafter that is not attributable to, or that does not arise out of the conduct of, the Business;

         (b) any Liability whether presently in existence or arising hereafter relating to an Excluded Asset;

         (c) any Seller Environmental Liability;

         (d) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney or other intermediary or advisor employed by Seller or any of its Affiliates or their respective ERISA Affiliates in connection with the transactions contemplated hereby or otherwise;

         (e) any Liability the existence of which constitutes a breach of any representation or warranty hereunder;

         (f) any Seller Contingent Liabilities except Liabilities that Buyer has expressly agreed to assume pursuant to the terms of this Agreement;

         (g) any Liability related to indebtedness of Seller for borrowed money or capitalized leases, or the guarantee by Seller of the indebtedness of any other Person, except as set forth on Schedule 2.4(g);

         (h) any Liability of Seller arising under this Agreement;

         (i) Excluded Product Warranty Claims;

         (j) Excluded Product Liability Claims;

         (k) any Liability to any other division or operation of Seller or any Affiliates of Seller, other than Liabilities (i) reserved for on the Closing Balance Sheet or (ii) pursuant to a Scheduled Contract;

         (l) any Liability under the Contracts from and after the Effective Time to the extent such Liability arises (1) by reason of a default by Seller on or before the Effective Time under a Contract or (2) from a failure by Seller to take steps reasonably required in order to satisfy obligations of the Business following the Effective Time;

         (m) any Liability under Contracts with third parties which do not relate exclusively to the Business, except to the extent such Contracts relate to services to be provided by Buyer pursuant to the Cost Sharing Agreement;

         (n) any Liability under the Union Contract;

         (o) any Liability or obligations with respect to the Benefit Plans, except as expressly assumed by Buyer pursuant to Section 6.2; and

         (p) Excluded Worker's Compensation Claims.

         2.5 ASSIGNMENT OF CONTRACTS AND RIGHTS.

         (a) With respect to any material Contract and any claim, right or benefit arising thereunder or resulting therefrom that constitutes a Transferred Asset, promptly after the date hereof, to the extent requested by Buyer, Seller will use reasonable efforts to obtain the written consent of the other parties to any such Contract to the assignment thereof to Buyer or written confirmation from such parties reasonably satisfactory in form and substance to Buyer confirming that such consent is not required.

         (b) If such consent, waiver or confirmation is not obtained with respect to any such Contract, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits, and assume the corresponding obligations, thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.5(b).

         2.6 CLOSING.

         (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York on the date hereof (the "Closing Date"). Upon consummation, the Closing shall be deemed to have taken place as of 12:01 a.m. on April 1, 1999 (the "Effective Time") and Buyer and Seller shall allocate all economic matters associated with the period between the Effective Time and the Closing Date (the "Interim Period") as set forth in Section 2.9 hereof; provided that any temporal references contained in this Agreement to the Closing shall be deemed to mean the Closing Date.

         (b) At the Closing, Buyer shall pay to Seller $10,200,000 (the "Purchase Price"), in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller prior to the Closing.

         (c) At or prior to the Closing, Buyer shall have received:

              (i) an Interim Services Agreement in the form attached as Exhibit A, duly executed and delivered by Seller (the "Interim Services Agreement").

              (ii) an opinion of counsel from Allen G. Belenson, Esq., counsel to Seller, in the form attached hereto as Exhibit B.

              (iii) UCC-3 termination statements with respect to financing statements filed against the Business or the Transferred Assets (other than the Permitted Liens).

              (iv) patent, trademark and copyright assignments, in form and substance satisfactory to Buyer, effecting the transfer of the patents, trademarks and copyrights included in the Transferred Assets.

              (v) assignments of leasehold interests in all leased personal property included in the Transferred Assets (collectively, the "Leasehold Assignments").

              (vi) a bill of sale, grant deed and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer all right, title and interest of Seller in and to the Transferred Assets to Buyer (collectively, the "Bill of Sale").

              (vii) all material Governmental Approvals for the transactions contemplated by this Agreement to be obtained by Seller, in form and substance acceptable to Buyer.

              (viii) all material Required Contractual Consents, in form and substance acceptable to Buyer.

              (ix) an Option Agreement, pursuant to which Tyrol, Inc. shall provide Buyer with an option to enter into a new agreement of lease (the "New Lease") with Buyer for the Real Property upon the expiration or earlier termination of the Existing Lease, in form and substance acceptable to Buyer.

              (x) a Sublease Agreement, pursuant to which Seller shall sublease to Buyer that portion of the Real Property not presently used in the Business, in the form attached hereto as Exhibit C, duly executed and delivered by Seller (the "Sublease").

              (xi) a Trademark License Agreement, substantially in the form attached hereto as Exhibit D, duly executed and delivered by Seller (the "License Agreement").

              (xii) a Supply Agreement with Chicago Rawhide Americas, a unit of Seller ("Chicago Rawhide") (the "CR Supply Agreement"), a Supply Agreement (Automotive) with Seller (the "Detroit Supply Agreement") and a Supply Agreement (Export) with Seller (the "Export Supply Agreement" and, together with the CR Supply Agreement and the Detroit Supply Agreement, the "Supply Agreements"), in form and substance acceptable to Buyer.

              (xiii) a Cost Sharing Agreement, in the form attached hereto as Exhibit E, duly executed and delivered by Seller (the "Cost Sharing Agreement").

              (xiv) a Supply/Consignment Agreement with Ovako Steel, in form and substance reasonably acceptable to Buyer, duly executed and delivered by Ovako Steel.

              (xv) a new union contract with the Union covering the hourly Transferred Employees who are presently subject to the Union Contract, on substantially the terms and conditions of the Union Contract.

              (xvi) new contracts with those suppliers of the Business set forth on Schedule 2.6(c)(xvi), in form and substance acceptable to Buyer.

         (d) At the Closing, Seller shall have received:

              (i) all material Governmental Approvals for the transactions contemplated by this Agreement to be obtained by Buyer, in form and substance acceptable to Seller.

              (ii) an opinion of counsel from McDermott, Will & Emery, counsel to Buyer, in the form attached hereto as Exhibit F.

         2.7 CLOSING BALANCE SHEET. Attached hereto as Schedule 2.7 is a balance sheet (the "Closing Balance Sheet") setting forth, as of the close of business on March 31, 1999, the book value of the Transferred Assets and the Assumed Liabilities.

         2.8 PURCHASE PRICE ALLOCATION. Within 120 days after the Closing Date, Buyer and Seller shall agree upon the final allocation of the Purchase Price among the Transferred Assets for purposes of complying with Section 1060 of the Code and making any required filings under state or local law and shall set forth such allocation on a statement (the "Allocation Statement"). After the Closing, from time to time, Buyer and Seller shall agree upon revisions to the Allocation Statement for tax purposes, whether as a result of payments pursuant to Section 2.10 or otherwise. Buyer and Seller shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, as it may be revised from time to time, and shall not take any position inconsistent therewith.

         2.9 INTERIM PERIOD PAYMENTS. As indicated above, the Closing shall be deemed to have taken place as of the Effective Time. In recognition of the fact that Seller shall have remained in control of the operations of the Business between the Effective Time and the Closing Date (the "Interim Period"), Buyer and Seller shall make the following payments, adjustments and agreements:

              (a) (i) Within 30 days after the Closing Date, Seller will prepare and present to Buyer a statement of the inflow and outflow of cash (the "Proposed Interim Period Cash Flow Statement") on account of the conduct of the business during the Interim Period. The Proposed Interim Period Cash Flow Statement shall be prepared so that it presents fairly the cash inflows and outflows in respect of the operations of the Business during the Interim Period, but in any case using the practices and procedures described in subsection (ii) below. The Proposed Interim Period Cash Flow Statement shall be binding upon the parties to this Agreement unless Buyer gives written notice of disagreement with any of the amounts reflected thereon to Seller within 30 days after delivery to it of the Proposed Interim Period Cash Flow Statement, specifying, to the extent possible, in reasonable detail the nature and extent of such disagreement. Buyer and Seller shall thereafter negotiate to resolve any such disagreement in good faith; provided that during such 30 day period Seller shall provide Buyer with such access to Seller's books and records as Buyer may reasonably request in order to verify the information within the Proposed Interim Period Cash Flow Statement, and such 30 day period shall be extended for additional periods of up to 30 days if Buyer determines that it reasonably requires such additional time to complete such verification. If Buyer and Seller are unable to resolve any such disagreement, the disagreement shall be referred for final determination to PricewaterhouseCoopers (the "First Choice") or, if such firm is not available, such other independent accounting firm selected by mutual agreement of Buyer and Seller (the "Selected Firm"). The Proposed Interim Period Cash Flow Statement, as adjusted as a result of such resolution by the First Choice or the Selected Firm, as the case may be, shall be final and binding upon the parties hereto for the purposes of this Agreement. If Buyer and Seller cannot agreement on the Selected Firm, it shall be chosen by the First Choice and shall be a nationally recognized accounting firm. The Proposed Interim Period Cash Flow Statement as finally determined shall be the "Interim Period Cash Flow Statement." The fees and disbursements of the First Choice or the Selected Firm, as the case may be, shall be paid by Buyer and Seller as the First Choice or the Selected Firm, as the case may be, shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm.

              (ii) The Proposed Interim Period Cash Flow Statement shall be prepared using the following practices and procedures:

              (A) No effect shall be given to transactions involving Excluded Assets and Excluded Liabilities (including, without limitation, collections of accounts receivable included in the Excluded Assets and payments made in satisfaction of Excluded Liabilities).

              (B) All transfers of goods made by the Business to other divisions or operations of Seller or Affiliates of Seller shall be deemed to create a cash inflow equal to the transfer price of such goods from the Business to such other divisions or operations of Seller or such Affiliates of Seller using the prices set forth on
              Schedule 2.9.

              (C) All goods received by the Business from other divisions or operations of Seller or Affiliates of Seller shall be deemed to create a cash outflow equal to the transfer price of such goods and services to the Business from such other divisions or operations of Seller or such Affiliates of Seller; provided that the method of determination of such transfer prices will not differ from that in effect immediately prior to the Effective Time.

              (D) The Proposed Interim Period Cash Flow Statement shall contain no cash outflows in respect of allocations made to the Business directly or indirectly by other divisions or operations of Seller or Affiliates of Seller in excess of $65,800 per month; provided that such amount shall be reduced for the month of June, 1999 in accordance with the number of days elapsed.

              (E) The Proposed Interim Period Cash Flow Statement shall contain a cash inflow in the amount of $94,000 in respect of the export backlog and vacation accruals.

         (b) Upon the Closing, Buyer shall be the legal and beneficial owner of all accounts receivable and all accounts payable created during the Interim Period, including the proceeds thereof.

         (c) (i) If the Interim Period Cash Flow Statement indicates that, during the Interim Period, the cash inflows exceeded the cash outflows, Seller shall deliver to Buyer the dollar amount of such excess. Such payment shall be made within five (5) Business Days of the final determination of the Interim Period Cash Flow Statement, in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Seller prior to the due date thereof.

              (ii) If the Interim Period Cash Flow Statement indicates that, during the Interim Period, the cash outflows exceeded the cash inflows, Buyer shall deliver to Seller the dollar amount of such excess. Such payment shall be made within five (5) Business Days of the final determination of the Interim Period Cash Flow Statement, in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Buyer prior to the due date thereof.

         (d) Buyer and Seller agree that the adjustments described in subparagraphs (a) through (c) are intended to reflect their intent for the operations of the Business to be for the economic account of Buyer during the Interim Period. Pursuant thereto, by reason of the payment described in subparagraph (c), each of Buyer and Seller shall report the results of operations of the Business during the Interim Period as being for the account of Buyer.

         (e) Notwithstanding anything in this Section 2.9 to the contrary, the proceeds of accounts receivable of the Business as of the Effective Time that are collected by Seller during the Interim Period shall be "Excluded Assets" and, therefore, shall not be considered a cash inflow in the preparation of the Interim Period Cash Flow Statement.

         2.10 POST-CLOSING PURCHASE PRICE ADJUSTMENT.

         (a) Buyer shall pay Seller an amount equal to five percent (5%) of the annual dollar amount of New Business during each of the three (3) years immediately following the Closing Date. As used herein, "New Business" means Buyer's receipt and acceptance of a firm purchase order placed by the following Persons for the following products; provided that Buyer shall have the right to accept or reject purchase orders in its sole and absolute discretion:

              (i) firm purchase orders placed by Seller for tapered roller bearing products (or components thereof) for delivery to Persons ("New Customers") who (A) are not Aftemarket Resellers, (B) did not have an open purchase order with the Business on the Closing Date and (C) prior to having become New Customers, were not direct or indirect customers of the Business between the Closing Date and the date such order is received by Buyer;

              (ii) firm purchase orders placed by Seller for tapered roller bearing products (or components thereof) for delivery to Persons who (A) are not Aftemarket Resellers and (B) did have an open purchase order with the Business on the Closing Date, but only to the extent that such purchase orders are for tapered roller bearing products (or components thereof) which such Persons (x) did not purchase from the Business within the two
     (2) year period prior to the Closing Date and (y) had not purchased from the Business between the Closing Date and the date such order is received; provided that a repeat purchase -------- order from a Person for a tapered roller bearing product (or component thereof) in a case where the original order qualified under this subsection (ii) shall be deemed to qualify under this subsection (ii);

              (iii) firm purchase orders placed by Seller or Seller's Affiliates for tapered roller bearing products (or components thereof) in support of production by Seller or Seller's Affiliates, but only to the extent that such orders are for tapered roller bearing products (or components thereof) not provided by the Business to Seller or such Affiliate within the two (2) year period prior to the Closing Date; and

              (iv) firm purchase orders of Persons not Affiliates of Seller or Seller's Affiliates who are not Aftermarket Resellers and which are placed with Buyer by Seller or Seller's Affiliates, but only to the extent that such purchase orders are for tapered roller bearing products (or components thereof) which such Persons (A) did not have an open purchase order with the Business on the Closing Date and (B) had not purchased from the Business between the Closing Date and the date such order is received (excepting a repeat purchase order for a tapered roller bearing product (or component thereof) in a case where the original order qualified under subsection (ii) or this subsection (iv).

         (b) Payments required pursuant to subsection (a), if any, shall be made within sixty (60) days following the end of each year of the three (3) year period specified above. Any such payment shall be treated by the parties for all purposes as an adjustment to the Purchase Price. In the event Seller and Buyer disagree about any calculation of New Business, they shall negotiate in good faith for a period of thirty (30) days and, if the disagreement has not been resolved at the end of such thirty (30) day period, the matter shall be referred for final determination to an arbitrator in accordance with Section 9.11.

         2.11 COMMISSION PAYMENTS.

         (a) Buyer shall pay Seller an amount equal to five percent (5%) of the annual dollar amount of New Business during each twelve (12) month period beginning on the third (3rd) anniversary of the Closing Date and ending upon the termination of the CR Supply Agreement; provided that Buyer shall continue to have the right to accept or reject purchase orders in its sole and absolute discretion.

         (b) Payments required pursuant to subsection (a), if any, shall be made within sixty (60) days following the end of each twelve (12) month period specified above. In the event Seller and Buyer disagree about the calculation of New Business, they shall negotiate in good faith for a period of thirty (30) days and, if the disagreement has not been resolved at the end of such thirty
(30) day period, the matter shall be referred to final determination to an arbitrator in accordance with Section 9.11.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer as follows:

         3.1 EXISTENCE AND POWER. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated, except for those instances where, in the aggregate, the failure to have such licenses, authorizations, consents and approvals is not, and is not reasonably expected to have a Material Adverse Effect. Seller is qualified to conduct business in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified. Seller is in good standing in each state where it is qualified, except for those jurisdictions where in the aggregate the failure to be so does not have, and is not reasonably expected to have, a Material Adverse Effect.

         3.2 AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

         3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on Schedule 3.3 or Schedule 3.13(b). To the Knowledge of Seller, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the Required Consents.

         3.4 NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement do not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Seller, true and correct copies of which have been delivered to Buyer by Seller, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Business or any of the Transferred Assets, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller is entitled under, any Contract or any Permit or similar authorization relating to the Business or included in any of the Transferred Assets or by which any of the Transferred Assets may be bound, or (d) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens.

         3.5 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

         (a) Attached hereto as Schedule 3.5(a) are true and complete copies of:

              (i) the unaudited "TRB Glasgow 3/31/99 Balance Sheet Accounts" (the "March 31 Balance Sheet");

              (ii) the unaudited "Trial Balance Corp. #025 Glasgow Report ID:
     GL-705-706" as at March 31, 1999 and as at December 31, 1998, 1997 and 1996
     (the "GL Reports" and, together with the March 31 Balance Sheet, the "Financials"); and

              (iii) (iii) the unaudited "TRB Inventory at Crossville" as of March 31, 1999 (the "Inventory Statement").

         (b) The March 31 Balance Sheet presents fairly the financial condition of the Business as of March 31, 1999.

         (c) The GL Reports have been derived from the books and records of the Business and fairly reflect in all material respects the incurred and allocated factory costs of the Business for the periods indicated.

         (d) The units of Inventory set forth on the Inventory Statement were in existence and located at Seller's facility in Crossville, Tennessee as of the Effective Time.

         3.6 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.6, since the Effective Time, the Business has been conducted by Seller on Buyer's behalf in the ordinary course, and none of the following events has occurred with respect to the Business:

         (a) any event, occurrence, development or state of circumstances or facts or change in the Transferred Assets or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Business or any Transferred Assets that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

         (b) (i) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Seller in connection with the Business or any of the Transferred Assets, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by Seller in connection with the Business or any of the Transferred Assets, or (iii) any change in any Liability of the Business other than in the ordinary course of business, or (iv) any incurrence of any other Liability by Seller in connection with the Business or any of the Transferred Assets, other than in the ordinary course of business;

         (c) any creation, assumption or sufferance of the existence of any Lien on any Transferred Asset, other than Permitted Liens;

         (d) any transaction or commitment made, or any Contract entered into, by Seller (including the acquisition or disposition of any Transferred Assets), or any waiver, amendment, termination or cancellation of any Contract by Seller, or any relinquishment of any rights thereunder by Seller, or of any other right or debt owed to Seller, other than in each such case actions taken in the ordinary course of business consistent with past practice;

         (e) except for actions taken in the ordinary course of business consistent with the past practice of Seller that are not, in the aggregate, material to the Business, any (i) grant of any severance, continuation or termination pay to any Employee, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Employee, (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Employee, (v) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Seller, or (vi) representation of Seller to any Employee that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

         (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any Employee, except travel advances occurring in the ordinary course of business consistent with past practice;

         (g) any material change by Seller in its accounting principles, methods or practices or in the manner it keeps its books and records.

         (h) the entering into of any Contract or other arrangement between Seller and any officer, director, stockholder or Affiliate of Seller or any of their respective Affiliates, to the extent any such Contract or other arrangement relates to the conduct of the Business;

         (i) any disposition of an asset having either a net book value or a fair market value in excess of $50,000, other than Inventory disposed of in the ordinary course of the Business; or

         (j) any payment, discharge or satisfaction of any Liabilities of Seller, other than payments, discharges or satisfactions in the ordinary course of business.

         3.7 PROPERTIES; LEASES.

         (a) Seller does not own any real property that is used in connection with the Business. The only real property that is used in the manufacturing operations of the Business is leased real property located at 1001 Happy Valley Road, Glasgow, Kentucky (the "Real Property"). Seller has a good and valid leasehold interest in the Real Property.

         (b) Schedule 3.7(b) sets forth a true and complete list of all personal property leases or licenses (i) to which Seller is a party or by which Seller is bound, (ii) that are related to the Business and (iii) that would provide for annual payments by Buyer after the assignment thereof by Seller on the Closing Date in excess of $10,000 or that contain other affirmative material obligations that could not be terminated by Buyer after the assignment thereof by Seller within 30 days (the "Personal Property Leases") and all leases or licenses of Real Property that provide for annual payments by Seller in excess of $10,000 or that cannot be terminated by Seller within 30 days (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases") entered into in connection with the Business. With respect to the Leases, except as set forth on Schedule 3.7(b), there exist no defaults by Seller, or, to the Knowledge of Seller, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of Seller. Except as set forth on
Schedule 3.7(b), assuming the Required Consents are obtained, all Leases to which Seller is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

         (c) Except as disclosed on Schedule 3.7(c) or Schedule 3.19(c), Seller has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to materially and detrimentally affect the use or operation of the Real Property, nor has Seller received notice of any special assessment proceedings affecting the Real Property, or applied for any change to the zoning or land use status of the Real Property.

         3.8 SUFFICIENCY OF AND TITLE TO THE TRANSFERRED ASSETS; YEAR 2000 READINESS DISCLOSURE STATEMENT.

         (a) Seller has the right to sell, assign, transfer and convey, and upon consummation of the transactions contemplated by this Agreement, will have sold, assigned, transferred and conveyed, to Buyer all of the Transferred Assets free and clear of all Liens, except for Permitted Liens, which Transferred Assets constitute all of the properties and assets now held or employed by Seller in connection with the Business (other than the Excluded Assets).

         (b) Except for the services to be provided by Seller under the Interim Services Agreement and the Cost Sharing Agreement, the Business is a going concern, and, with the transfer of the Transferred Assets to Buyer pursuant to this Agreement, Buyer will have all assets necessary to operate the Business as a going concern with all operations of the Business unimpaired in any material respect immediately after the Closing.

         (c) Seller has made a good faith effort to determine whether the IT is Year 2000 Compliant. As part of this effort, Seller has mapped and assessed the risk of applications (computer programs and databases), platforms (hardware and operating systems), and embedded Systems (electronic components and chips) and, as required, has contracted with consultants, manufacturers and other suppliers for remediation and/or replacement equipment and software which has been represented to Seller as Year 2000 Compliant. Seller's efforts as herein described were based on information derived from processes which are inherently subjective and imprecise including the difficulty of discovering many systems and technical information regarding them and derived from historical records which may, in fact, not be complete, accurate or verified. Consequently, no representation or warranty is made as to the completeness of accuracy of such information or that such information was verified. Seller cannot, therefore, warrant the results of its Year 2000 Compliance efforts or that the IT is Year 2000 Compliant and any express and implied warranties as to the Year 2000 Compliant nature of the Transferred Assets are expressly excluded.

         3.9 AFFILIATES. Except as set forth on Schedule 3.9, neither Seller nor any principal stockholder of Seller or any officers or directors of Seller (or any immediate family member of any such officer or director):

         (a) now has or at any time subsequent to December 31, 1997, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Seller relating to the Business or purchases or during such period purchased from Seller any goods or services relating to the Business, or otherwise does or during such period did business with Seller relating to the Business of a material nature or amount; provided, however, that neither Seller, nor any stockholder of Seller nor any of Seller's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent (5%) of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

         (b) now is or at any time subsequent to December 31, 1997, was, a party to any contract, commitment or agreement relating to the Business to which Seller is or during such period was a party or under which Seller is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through Seller.

         3.10 INVENTORY. Subject to any reserve therefor that is included in the Closing Balance Sheet and except as disclosed on Schedule 3.10, the Inventory which constitutes a portion of the Transferred Assets (a) has been acquired or manufactured in the ordinary course of business, in accordance with Seller's normal inventory practices; (b) is of a quality usable (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency in design, material or workmanship; (c) is in merchantable and undamaged condition and meets customer specifications; (d) is not obsolete; and (e) to Seller's Knowledge, on the basis of current information and reasonable forecasts of the needs of the Business, is saleable in the ordinary course of the Business.

         3.11 LITIGATION. Except as disclosed on Schedule 3.11, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to Seller's Knowledge, threatened, against or affecting the Business or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Transferred Assets or the Business.

         3.12 CONTRACTS.

         (a) Schedule 3.12(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of Seller that are in connection with the Business (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

              (i) each Contract between Seller and (A) each present or former Employee of the Business (including, without limitation, confidentiality and non-competition agreements), (B) any supplier of services or products to Seller whose dollar volume of sales to Seller exceeded $25,000 in 1998, and (C) any Person with respect to whom the aggregate payments made or to be made to Seller under such Contract exceeded $25,000 in 1998;

              (ii) each other agreement or arrangement of Seller that (y) requires the payment or incurrence of Liabilities or the rendering of services by Buyer, subsequent to the date hereof of more than $25,000 or
     (z) cannot be terminated by Buyer after the date hereof within 30 days of its decision to so terminate such agreement or arrangement;

              (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

              (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

              (v) to the extent that any of the following provide for annual payments by Buyer subsequent to the date hereof in excess of $25,000 or cannot be terminated by Buyer after the date hereof within 30 days of its decision to so terminate any of the following, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Seller is a party or by which Seller is otherwise bound; and

              (vi) all other contracts, commitments and obligations that are not in the ordinary course of the Business.

         (b) Except as disclosed on Schedule 3.12(b), each Contract is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against Seller and to the Knowledge of Seller, each such other party in accordance with its terms, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered to Buyer.

         (c) Schedule 3.12(c) sets forth a list (by name, address and persons to contact) of the customers of the Business for each of the 12-month periods ended December 31, 1997 and 1998, and the ten largest vendors, based on the dollar amounts paid to such vendors, providing services to the Business for the 12-month periods ended December 31, 1997 and 1998 together with the approximate dollar amount of sales or services provided by Seller during said period to such customers and a summary description of approximate dollar amount of the services provided to Seller by such vendors.

         3.13 PERMITS; REQUIRED CONSENT.

         (a) Schedule 3.13(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities and all other Persons necessary for the operation of the Transferred Assets or the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business (the "Permits").

         (b) Schedule 3.13(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Scheduled Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Except as set forth on
Schedule 3.13(b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, are or will be transferable by Seller, and assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

         3.14 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on Schedule 3.14, the operation of the Business by Seller and the condition of the Transferred Assets have not violated or infringed, and do not violate or infringe, any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority. Neither Seller nor any officer, agent or employee of Seller, nor, to the Knowledge of Seller, any distributor, licensee or other Person acting on behalf of Seller, (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which Seller or any such officer, employee or other Person should have known were not legal for the payee or recipient of such services to receive, (c) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (d) has any off-book bank or cash accounts or "slush funds", (e) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the Governmental Authority they represent to obtain special concession, or (f) has made illegal payments to obtain or retain business.

         3.15 EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL, AND EMPLOYEE BENEFITS.

         (a) Schedule 3.15(a) sets forth all Benefit Plans. Seller has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer.

         (b) Except as set forth on Schedule 3.15(b), no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 28OG of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

         (c) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Seller nor any ERISA Affiliates of Seller has pending, or to its Knowledge threatened, against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Seller is there a basis for any such claim. No officer, director or employee of Seller has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

         (d) There is no material claim pending, or to the Knowledge of Seller, threatened, involving any Benefit Plan by any Person against such plan or Seller or any of its ERISA Affiliates with respect to the Business. There is no pending or to the Knowledge of Seller threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

         (e) Each Benefit Plan has been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code including, but not limited to, all applicable reporting and disclosure requirements. Seller and each of its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Seller and each of its ERISA Affiliates shall continue to do so through the Closing.

         (f) With respect to any Group Health Plans maintained by Seller or its ERISA Affiliates, Seller and its ERISA Affiliates have complied in a material respects with the provisions of Part 6 Subtitle B of Title I of ERISA and
Section 4980B of the Code. Except as set forth on Schedule 3.15(f), Seller is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding.

         (g) Seller's Union Plan is qualified under Section 401(a) of the Code.

         3.16 LABOR AND EMPLOYMENT MATTERS.

         (a) Except as set forth on Schedule 3.16(a), with respect to the Business, no collective bargaining agreement exists that is binding on Seller and, except as described on Schedule 3.16(a), no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Schedule 3.16(a) describes any organizational effort related to the Business currently being made or, to Seller's Knowledge, threatened by or on behalf of any labor union to organize any employees of the Business.

         (b) Except as set forth on Schedule 3.16(b), with respect to the Business, (i) there is no labor strike, dispute, slow down or stoppage pending or, to Seller's Knowledge, threatened against or directly affecting the Business, (ii) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) neither Seller, nor of its Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Business.

         (c) With respect to the Business, Seller has complied and is currently complying, in all material respects, in respect of all employees of the Business, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees.

         (d) With respect to the Business, all individuals who are performing or have performed services for Seller, or any Affiliate thereof and are or were classified by Seller or any Affiliate as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

         (e) Schedule 3.16(e) sets forth all Employees of the Business receiving or seeking worker's compensation benefits, as well as the following for each such Employee: (i) brief description of the injury; (ii) weekly compensation;
(iii) estimated benefit period; and (iv) estimate of medical and other expenses payable.

         (f) Schedule 3.16(f) sets forth all salaried Employees of the Business whose employment with the Business has been terminated, voluntarily or involuntarily, during the two year period ending on the Closing Date.

         (g) Except as provided by the contract to be entered into by Buyer and the Union, there will be no severance costs payable by Buyer in connection with any layoff of any hourly or salaried employees of the Business following the Closing.

         3.17 INTELLECTUAL PROPERTY.

         (a) Schedule 3.17 sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to any Transferred Asset or held by Seller with respect to the Business (the "Intellectual Property Rights").

         (b) Except as disclosed on Schedule 3.17, Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the Knowledge of Seller is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Seller, that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed on Schedule
3.17 no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

         (c) There are no outstanding warranty or product liability claims against the Business. To Seller's Knowledge, if Buyer manufactures TRB Products in accordance with Seller's design specifications therefor, such TRB Products will be free of design defects which could form the basis of a warranty or product liability claim.

         (d) To Seller's Knowledge, the use of the Product Designations set forth on Schedule 1.2(b) which are labeled "SKF Designation" (the "SKF Product Designations") does not conflict with, infringe upon or violate any trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person. Except as disclosed on Schedule 3.17, Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the Knowledge of Seller is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Seller, that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any SKF Product Designation. Seller makes no representation or warranty as to the nature or extent of its ownership of the those Product Designations which are not SKF Product Designations. 3.18 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         3.19 ENVIRONMENTAL COMPLIANCE.

         (a) Except as disclosed on Schedule 3.19(a), Seller has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required with respect to the Business or the Transferred Assets under any Environmental Law. Schedule 3.19(a) sets forth all permits, licenses and other authorizations issued under any Environmental Law to Seller relating to the Business or the Transferred Assets.

         (b) Except as disclosed on Schedule 3.19(b), Seller is in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under any Environmental Law that is applicable to the Business or that relate to the Transferred Assets, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

         (c) Except as disclosed on Schedule 3.19(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i.e. including any Environmental Conditions) relating to or in any way affecting the Business or the Transferred Assets or the Real Property that (i) could reasonably be expected to prevent, or make materially more expensive, continued compliance with any Environmental Law by Buyer after the Closing, or (ii) that may give rise to any Environmental Liability, or (iii) that may give rise to any Liability resulting from exposure to workplace hazards.

         3.20 TAX MATTERS.

         Except as set forth on Schedule 3.20:

         (a) Seller has timely filed all Tax Returns required to have been filed by it, and has paid or accrued all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date; and all such Tax Returns are true, correct and complete in all respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

         (b) Seller has not received notice that the IRS or any other taxing authority has asserted against Seller any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of Seller's assets;

         (c) Seller has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

         (d) Seller has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

         3.21 INSURANCE. Schedule 3.21 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the Business (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. Schedule 3.21 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

         3.22 PRODUCTS.

         (a) Schedule 3.22(a) sets forth an accurate, correct and complete statement of all written or, to Seller's Knowledge, oral, warranties, warranty policies, service and maintenance agreements of the Business.

         (b) Except as set forth on Schedule 3.22(b), Schedule 1.2(b) sets forth an accurate, correct and complete list of all TRB Products manufactured by Seller and/or its Affiliates in Glasgow, Kentucky from January 1, 1997 to the Closing Date.

         3.23 MATERIAL DISCLOSURES. No statement, representation or warranty made by Seller in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND RBC

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and RBC hereby jointly and severally represent and warrant to Seller that:

         4.1 ORGANIZATION AND EXISTENCE. Each of Buyer and RBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Each of Buyer and RBC is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

         4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by each of Buyer and RBC of this Agreement and the consummation by each of Buyer and RBC of the transactions contemplated hereby are within the corporate powers of each of Buyer and RBC and have been duly authorized by all necessary corporate action on the part of each of Buyer and RBC. This Agreement constitutes a legal, valid and binding agreement of each of Buyer and RBC, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

         4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of Buyer and RBC of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

         4.4 NON-CONTRAVENTION. The execution, delivery and performance by each of Buyer and RBC of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or RBC, or (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or RBC.

         4.5 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer or RBC who might be entitled to any fee, commission or reimbursement of expenses from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         4.6 LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer or RBC, threatened against or affecting, Buyer or RBC before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                   ARTICLE 5

                          COVENANTS OF SELLER AND BUYER

         5.1 COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Seller shall comply at its own expense with all conditions and requirements affecting Seller set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer.

         5.2 CONFIDENTIALITY.

              (a) (i) Seller shall, and shall cause its representatives to, treat any data and information obtained with respect to Buyer, RBC or any of their Affiliates from any representative, officer, director, or employee of Buyer or RBC, or from any books or records of Buyer or RBC in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (A) information in the public domain or that becomes public through disclosure by any party other than Seller or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation,
     (B) information that may be required to be disclosed by Applicable Law or
     (C) information required to be disclosed to obtain any Required Consents.

              (ii) Buyer shall, and shall cause its representatives to treat the following specification and standards of Seller obtained by Buyer under this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose such information to third parties without the prior written consent of Seller; provided, however, that the foregoing shall not apply in the event said specifications and standards (i) enter into the public domain or become public through disclosure by any party other than Buyer or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, or (ii) are required to be disclosed by Applicable Law:

                   (A) Specifications:

                        D10, D11-2 (consisting of binders A, B, C, D and 11), D30, D32, D33-1, D33-2.

                   (B) Standards:

                        A5, A20, A71

         (b) The parties hereto recognize and agree that in the event of a breach of this Section 5.2, money damages would not be an adequate remedy for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 5.2, Seller, Buyer, RBC and their respective Affiliates shall be entitled to an injunction restraining the defaulting party from any breach without showing or proving actual damages. Nothing in the preceding sentence shall limit or otherwise affect any remedies that any party may otherwise have under Applicable Law.

         5.3 TAXES.

         (a) All sales, value added, use and other Taxes imposed in connection with or measured by the sale of the Transferred Assets shall be borne equally by Buyer and Seller; provided, that any interest and/or penalties which may be imposed in connection therewith shall be borne solely by Seller. Real property transfer Taxes imposed in connection with the sale of the Transferred Assets shall be borne equally by Buyer and Seller.

         (b) Seller agrees that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

         (c) Buyer and Seller shall (i) provide to each other such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes relating to the Business, (ii) retain all records or other information that may be relevant to the preparation of any Tax Returns relating to the Business, or the conduct of any audit or examination, or other tax proceeding relating to the Business, and (iii) retain all relevant documents, including prior years' Tax Returns relating to the Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the other party.

         5.4 YEAR 2000 COMPLIANCE. On or before December 31, 1999, Seller shall replace the equipment described on Schedule 5.4 with equipment with respect to which Seller will have received a warranty from its supplier that such equipment is Year 2000 Compliant. Such replacement equipment shall perform the functions presently performed by the equipment on Schedule 5.4 in substantially the same manner as such existing equipment. Seller shall pass on to Buyer the benefit of such warranty and Seller makes no independent warranty in connection therewith.

         5.5 SKF PRODUCT DESIGNATIONS.

         (a) Buyer hereby grants Seller and its Affiliates a non-transferable right and license to use the SKF Product Designations.

         (b) Buyer and its Affiliates assume no liability to Seller, Seller's Affiliates or to third parties with respect to the performance characteristics of any goods manufactured or sold by Seller or Seller's Affiliates bearing the SKF Product Designations or arising out of the use by Seller or its Affiliates of the SKF Product Designations and Seller hereby indemnifies and holds harmless Buyer and its Affiliates against all losses, damage and expenses, including attorneys' fees, incurred as a result of or related to claims arising out of such manufacture or sale of goods or such use of the SKF Product Designations (including, without limitation, any losses, damages and expenses that Buyer may incur in connection with any claims that the SKF Product Designations infringe the intellectual properties of a third party). In the event of a conflict between the terms of this Section 5.5(b) and the terms of a Supply Agreement, the terms of such Supply Agreement shall control.

         (c) Subject to Section 5.5(a), Seller acknowledges Buyer's exclusive right, title, and interest in and to the SKF Product Designations and will not at any time do or cause to be done any act contesting or in any way impairing or tending to impair any part of such right, title and interest. Buyer reserves the world-wide right, for itself and its Affiliates, to use the SKF Product Designations.

         5.6 GRINDING AREA. Within thirty (30) days following the Closing Date, Seller shall, at its sole risk, cost and expense, engage a reputable third-party contractor to remove the grinding fluid and other residues on the ceiling, walls and floor of the grinding area contained in the Buyer Premises.

         5.7 AIKEN PURCHASE ORDER. Seller shall cause its Aiken, South Carolina operation ("Aiken") to issue a purchase order to Buyer calling for Buyer to supply Aiken's requirements of rollers based on Seller's proprietary redesign of the standard 502 roller ("New 502 Rollers") for a period ending twelve (12) months from the date of such order. The price for the New 502 Rollers during such twelve (12) month period shall be $0.12 per roller. Such New 502 Rollers shall be manufactured in accordance with the specifications set forth in Aiken's purchase order. Following such twelve (12) month period, the parties shall negotiate in good faith the continuation of such relationship. Buyer acknowledges that the design for New 502 Rollers is proprietary to Seller and covenants and agrees that it shall not sell such New 502 Rollers to any Person other than Seller or an Affiliate of Seller. Seller acknowledges that such purchase order shall not constitute New Business for the purposes of Section 2.10.

         5.8 IVECO ORDERS. For a period of three (3) years from the date hereof, Seller shall cause SKF Germany to continue to place purchase orders in respect of its requirements for part numbers HM 813811/CL7A; HM 813841/CL7A; and HM 813849/CL7A arising from orders required from IVECO in the manner which it has placed such orders with the Business prior to the date hereof. The products supplied under the purchase orders shall be at the price and of the quality supplied by the Business prior to the date hereof, unless, in the case of the price, as may otherwise be agreed by the parties, or, in the case of quality, as may otherwise be required by IVECO. Seller acknowledges that such "support" production shall not constitute New Business for the purposes of Section 2.10.

                                   ARTICLE 6

                            COVENANTS OF ALL PARTIES

         6.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer, RBC and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Buyer shall make the employees and records of the Business reasonably available to Seller during normal business hours; at no charge to Seller other than for out of pocket expenses incurred by Buyer for items such as photocopying or travel for the purposes of providing accounting information reasonably required by Seller, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of Seller's ownership and operation of the Business. Following the Closing, Seller shall obtain all required governmental consents to the assignment of the Permits to Buyer which were not obtained on or prior to the Closing Date and Buyer shall cooperate with Seller in respect thereof.

         6.2 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.

         (a) Effective as of the Closing, each of the employees of the Business who is actively employed in the Business on the Closing Date and set forth on
Schedule 6.2(a)(i) (collectively, the "Active Employees") shall cease to be an employee of Seller and, unless such employee elects otherwise, shall become an employee of Buyer. As used herein, the term "Active Employees" shall not include employees of the Business who (i) have elected to be classified as a retiree of Seller (all such employees being hereinafter collectively referred to as the "Retired Employees") or (ii) are on layoff, leave of absence, workers compensation leave or any other leave other than normal vacation (all such employees being set forth on Schedule 6.2(b)(ii) and hereinafter collectively referred to as the "Leave Employees"). Each Leave Employee who is not a Retired Employee shall cease to be an employee of Seller when he returns from layoff or leave, as the case may be, and, unless such employee elects otherwise, shall become an employee of Buyer. Buyer may, but shall have no obligation to, offer employment to one or more of the Retired Employees. Any Active Employee and Leave Employee who becomes an employee of Buyer by operation of this Section 6.2(a) and each Retired Employee who accepts an offer of employment made by Buyer shall become a "Transferred Employee" as follows: (1) an Active Employee shall become a Transferred Employee as of the Closing, unless he elects otherwise; (2) a Leave Employee shall become a Transferred Employee upon his return from layoff or leave, as the case may be, unless he elects otherwise; and
(3) a Retired Employee shall become a Transferred Employee upon his acceptance of Buyer's offer of employment. Buyer shall have no obligation to provide the Transferred Employees with credit for past service with Seller for any purpose whatsoever. During the eighteen (18) month period following the Closing, Seller will neither employ nor offer employment to (i) any Transferred Employee or (ii) any Leave Employee or Retired Employee to whom Buyer has offered employment without the prior written consent of Buyer. During the eighteen (18) month period following the Closing, Buyer will neither employ nor offer employment to any employee of Seller's Glasgow, Kentucky HUB operation without the prior written consent of Seller.

         (b) Seller currently maintains the following pension plans covering employees of the Business: the Pension Plan for Salaried Employees of SKF USA Inc. (the "Salaried Plan") covering designated salaried and other employees of Seller, including salaried employees of the Business, and the Pension Plan for Hourly Employees of SKF USA Inc. (the "Union Plan") covering, inter alia, hourly employees of the Business who are represented by the Union. (For purposes hereof, the Salaried Plan and the Union Plan, as in effect immediately prior to the Closing, are referred to collectively as the "Pension Plans"). With respect to the Pension Plans, the following shall apply:

              (i) Neither Buyer nor RBC will become a sponsor of, maintain, or continue the Salaried Plan or the Union Plan and no assets or liabilities of either such plan will be transferred to or assumed by Buyer or RBC or any plan or trust maintained by Buyer or RBC. Buyer and RBC acknowledge that neither they or any of their Affiliates shall have any right, title, or interest in any assets of the Pension Plans.

              (ii) Seller agrees that the Pension Plans shall be administered and, as necessary, be amended, within thirty (30) days after the Closing, to provide that effective as of the Closing (A) any individual, including a Transferred Employee, who is an employee of the Business immediately prior to the Closing and who is covered by either of the Pension Plans shall cease to be covered by such Plan as of the Closing except as to benefits accrued prior to the Closing and (B) the accrued benefit under such Plan of any such employee shall become fully vested as of the Closing.

         (c) As soon as practicable after the Closing, Buyer shall establish a pension plan ("Buyer's Union Plan") for the benefit of Transferred Employees previously covered by the Union Plan (the "hourly Transferred Employees") in full compliance with the requirements therefor contained in the collective bargaining agreement between the Buyer and the Union ("Buyer's Union Contract"). Notwithstanding the foregoing, for purposes of computing the amount of accrued pension benefit payable to a Transferred Employee (including the hourly Transferred Employees), no service with Seller before the Closing will be given credit under pension plans established or maintained by Buyer, RBC or RBC's Affiliates (including Buyer's Union Plan) and no service with Buyer, RBC or RBC Affiliates after the Closing will be given credit under the Salaried Plan or the Union Plan.

         (d) Seller and Buyer shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations hereunder.

         (e) Seller currently maintains the Pre-Tax Accumulation of Capital for Employees Plan ("Seller's 401(k) Plan") for its eligible employees, including eligible employees of the Business. With respect to Seller's 401(k) Plan:

              (i) Seller agrees that Seller's 401(k) Plan shall be administered and, as necessary, amended within thirty (30) days after the Closing, to provide that effective as of the Closing: (1) any individual including a Transferred Employee, who is an employee of the Business immediately prior to the Closing and who is covered by Seller's 401(k) Plan (a "401(k) Plan Employee") shall cease to be covered by Seller's 401(k) Plan as of the Closing except as to benefits accrued with respect to periods prior to the Closing; and (2) the accrued benefit under Seller's 401(k) Plan of any 401(k) Plan Employee shall, to the extent permitted by Applicable Law, be distributable to such employee after the Closing in accordance with Code section 401(k) and Treas. Reg.ss.ss.1.401(k)-1(d)(l)(iv) and 1.401(k)-1(d)(4).

              (ii) Buyer agrees that RBC's 401(k) Plan shall accept (or, as necessary, be amended to accept) a direct rollover of any amount distributable from Seller's 401(k) Plan to any 401(k) Plan Employee who is or becomes a Transferred Employee and who elects to have such direct rollover made in accordance with the provisions of Seller's 401(k) Plan and applicable law.

              (iii) Except as otherwise specifically provided in this Section 6.2(e), there shall be no transfer of assets or liabilities of Seller's 401(k) Plan to any retirement plan maintained by Buyer; neither Buyer nor any of its Affiliates shall become a sponsor of, or otherwise maintain, Seller's 401(k) Plan; and Buyer acknowledges that neither Buyer nor any of its affiliates shall have any right, title, or interest in any of the assets of Seller's 401(k) Plan.

         (f) Seller provides medical benefit coverage under Seller's applicable retiree medical benefit plans to retirees of Seller. Seller acknowledges that certain Retired Employees who become employees of Buyer and certain Transferred Employees who may hereafter elect to be classified as a retiree of Seller (collectively, the "SKF Retirees") may elect to waive coverage to receive medical benefits under Buyer's medical benefit plans applicable to such individuals (or their dependents) and be covered only by Seller's applicable retiree medical benefit plans. Seller further acknowledges that Buyer intends to offer a cash incentive to the SKF Retirees to decline coverage under Buyer's medical benefit plans.

         (g) With respect to salaried employees of the Business, Buyer shall, effective as of the Closing, make available to salaried Transferred Employees (including salaried Transferred Employees who are SKF Retirees and, as a result, are entitled to medical benefit coverage under Seller's applicable retiree medical benefit plans) medical benefit coverage under Buyer's standard medical benefit plan for its salaried employees. With respect to salaried Transferred Employees who receive medical benefit coverage under both Seller's applicable retiree medical benefits plans and Buyer's standard medical benefit plan for its salaried employees, Buyer's plan shall be the primary payor and Seller's plan shall be the secondary payor.

         (h) With respect to hourly employees of the Business, Buyer will, effective as of the Closing, make available to hourly Transferred Employees (including hourly Transferred Employees who are SKF Retirees and, as a result, are entitled to medical benefit coverage under Seller's applicable retiree medical benefit plans) medical benefit coverage as required by the Buyer's Union Contract. With respect to hourly Transferred Employees who receive medical benefit coverage under both Seller's applicable retiree medical benefits plans and Buyer's standard medical benefit plan for its hourly employees, Buyer's plan shall be the primary payor and Seller's plan shall be the secondary payor.

         (i) With respect to SKF Retirees who, after active service with Buyer, are eligible to receive retiree medical benefits under any medical benefit plan maintained by Buyer for the benefit of its retirees, Buyer shall make available to each such individual (and his dependents) coverage under such medical plans at the time of his retirement from Buyer's employ. The parties agree that such SKF Retirees shall have the right to elect, from time to time, whether Seller's retiree medical benefit plan or plans or Buyer's retiree medical benefit plan shall offer primary coverage and be the primary payor.

         (j) Each party reserves the right to change its employee and retiree medical benefits plans in the future and as it deems appropriate.

         (k) Seller shall provide life insurance coverage under Seller's retiree life insurance benefit plans to all employees of the Business who retire prior to the Closing.

         (l) As of the Closing, Buyer shall provide salaried Transferred Employees with life insurance coverage under Buyer's standard life insurance plan applicable to its salaried employees, if any.

         (m) As of the Closing, Buyer shall provide hourly Transferred Employees with such life insurance coverage as is required by Buyer's Union Contract.

         (n) As of the Closing, Buyer shall provide salaried Transferred Employees with coverage under Buyer's standard vacation benefit plan for its salaried employees (provided that the eligibility for vacation benefits shall be determined solely under the terms of Buyer's vacation benefit plan for such employees). To the extent reserved for on the Closing Balance Sheet or arising in the ordinary course during the Interim Period, Buyer shall assume Seller's obligations to salaried employees for accrued vacation.

         (o) To the extent reserved for on the Closing Balance Sheet or arising in the ordinary course during the Interim Period, Buyer shall assume all obligations of Seller to hourly Transferred Employees for accrued vacation under the Union Contract.

         (p) Seller shall bear the entire cost and expense of any severance payments payable under the terms of any applicable severance plan maintained by Seller or imposed by Applicable Law (collectively, "Severance Payments") on account of periods up to and including the Closing. Buyer will bear the entire cost and expense of Severance Payments payable to employees of the Business on account of periods from and after the Closing; provided that such payments shall be paid and determined solely in accordance with Buyer's severance plan or policy.

         (q) Nothing in this Section 6.2 shall be construed to entitle any Transferred Employee who retires from Seller at or before the Closing to a particular rate of pay as an employee of Buyer.

         6.3 ALLOCATION OF ENVIRONMENTAL LIABILITIES.

         (a) At any time within twenty-four (24) months following the Closing, Seller shall have the right but not the obligation to conduct an environmental investigation (the "Environmental Study") respecting the Real Property the purpose of which shall be to establish a so-called "base-line" as of the Study Date of the environmental condition of such portions of the Real Property designated by Seller (the portion of the Real Property not subject to the Environmental Study being the "Excluded Environmental Parcel" and the portion of the Real Property subject to the Environmental Study being the "Included Environmental Parcel"). In connection therewith:

              (i) Seller shall be responsible for satisfying the cost of the Environmental Study,

              (ii) the Environmental Study shall be conducted by such environmental engineers, and subject to such analytic protocol, as Buyer shall reasonably approve prior to the beginning thereof,

              (iii) the Environmental Study shall be conducted at such time or times, and in such fashion, so as not to interfere unreasonably with the conduct of the Business, and shall otherwise be subject to such access agreement as may be reasonably required by Buyer; provided, that such access agreement shall also provide that Buyer, at its expense, shall provide Seller with such electricity and water as Seller shall reasonably require in connection with the Environmental Study,

              (iv) during and upon completion of the Environmental Study, Seller shall provide Buyer with copies of all data collected thereunder and the written conclusions thereof. In the event that Buyer disagrees with any of the analyses or conclusions thereof, it shall so notify Seller within 30 days after delivery thereof, and Buyer and Seller shall thereupon attempt in good faith to resolve any differences, it being their mutual intent to arrive at a mutually satisfactory conclusion to the Environmental Study. In the event Buyer and Seller are unable to reach such conclusion on their own, they shall submit any dispute for resolution pursuant to a mutually acceptable dispute resolution process before a panel having expertise in environmental matters. The ultimate Environmental Study, as approved by Buyer and Seller, shall be referred to herein as the "Final Environmental Study."


         (b) Seller shall in any and all events be responsible for the following Environmental Liabilities (the "Seller Environmental Liabilities"):

              (i) Environmental Liabilities arising out of Existing Known Environmental Conditions,

              (ii) Environmental Liabilities arising out of Environmental Conditions identified by the Final Environmental Study as existing on the Study Date, and

              (iii) Prior to the Study Date with respect to the Included Environmental Parcel, and at all times after the date hereof with respect to the Excluded Environmental Parcel, and at all times after the date hereof with respect to the Included and Excluded Environmental Parcels if no Environmental Study is conducted, Environmental Liabilities relating to the Business or the Transferred Assets or otherwise associated with the Real Property whether in existence on the Closing Date or arising thereafter except Environmental Liabilities arising from an Environmental Condition caused by a discrete release or incident occurring after the Closing Date resulting from the operation of the Business by Buyer on that portion of the Real Property which shall be sublet to Buyer pursuant to the Sublease (the "Buyer Premises") and constituting a violation of an Environmental Law or requiring reporting pursuant to an Environmental Law (a "Subsequent Event"); provided that, without limiting Buyer's or Seller's responsibilities hereunder, Buyer shall provide Seller with notice of (A) any such discrete release or incident occurring between the Closing Date and the Study Date with respect to the Included Environmental Parcel and at any time with respect to the Excluded Environmental Parcel of which it obtains Knowledge, and (B) any other Environmental Conditions with respect to the Included Environmental Parcel of which Buyer obtains Knowledge after the Closing Date that Buyer believes require reporting pursuant to an Environmental Law and which Buyer believes to have been existing prior to the Closing Date; provided further, that Seller shall have the burden of proving the existence of a Subsequent Event.

         (c) Buyer shall be responsible for the following Environmental Liabilities ("Buyer Environmental Liabilities"):

              (i) Environmental Liabilities constituting a Subsequent Event, or

              (ii) If an Environmental Study is conducted, Environmental Liabilities arising out of Environmental Conditions on the Buyer Premises, but only to the extent constituting a part of the Included Environmental Parcel and not identified in the Final Environmental Study as existing on the Study Date.

         (d) The "Study Date" shall mean the date following commencement of the Environmental Study designated by the environmental engineers engaged to perform such Environmental Study as an appropriate date to establish a so-called "base-line" of the environmental conditions of the Included Environmental Parcel.

         6.4 TRB PRODUCT WARRANTY CLAIMS. In the event of any Liability arising out of, resulting from, or relating to claims seeking return, replacement, and/or repair of any TRB Products manufactured on or prior to the Closing Date pursuant either to (i) express TRB Product warranties extended by Seller prior to the Closing Date or Buyer after the Closing Date (provided that Buyer's warranties are no more expansive than the warranties extended by Seller prior to the Closing Date), or (ii) TRB Product warranties or obligations implied or provided by applicable law (together, the "Excluded Product Warranty Claims") with respect to any such TRB Products, the following shall apply:

         (a) Buyer shall, on behalf of Seller, satisfy any such Excluded Product Warranty Claims in the ordinary course of business, and

         (b) Seller shall reimburse Buyer all costs incurred by Buyer in connection therewith, but only to the extent such costs exceed $100,000 in the aggregate, it being understood that Buyer shall absorb the first $100,000 of costs associated with Excluded Product Warranty Claims.

         6.5 EXCLUDED PRODUCT LIABILITY CLAIMS. Seller shall remain responsible for satisfying all Liabilities arising out of, resulting from, or relating to product liability claims associated with respect to TRB Products manufactured on or prior to the Closing Date (and whether or not sold prior to the Closing Date) ("Excluded Product Liability Claims").

         6.6 EXCLUDED WORKER'S COMPENSATION CLAIMS. Buyer and Seller have agreed to satisfy any payments required to be made to any Transferred Employee in respect of injuries to such Employees as follows:

         (a) Seller shall satisfy any such payments required in respect of injuries occurring prior to the Effective Time, it being understood that Buyer shall have the burden to prove the date on which any such injury occurred.

         (b) As to injuries or illnesses which occurred gradually, that is other than in respect of a specific event or occurrence (which shall be covered by (a) above), Buyer shall satisfy any payments required in respect thereof; provided, however, Seller shall reimburse Buyer an equitable amount thereof, such contribution amount to be based upon the time period over which such injury occurred, and the extent to which such time period was prior to the Closing Date vis-a-vis the extent to which such time period was after the Closing Date. Any dispute regarding the allocation of liability and Seller's contribution obligations hereunder shall be resolved by arbitration in accordance with
Section 9.11 below.

         (c) Buyer shall satisfy any such payments in respect in respect of injuries occurring after the Effective Time.

         For the purposes hereof, Seller's obligations under this Section 6.6 shall hereinafter be referred to as "Excluded Worker's Compensation Claims."

                                   ARTICLE 7

                                 INDEMNIFICATION

         7.1 AGREEMENT TO INDEMNIFY.

         (a) Subject to the limitations provided herein, Buyer, RBC and their Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article 7 by Seller in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or any agreement, document or certificate delivered hereunder, (ii) in connection with any Excluded Liability, or (iii) in connection with any Liability arising during, or directly or indirectly associated with, the Interim Period and not arising in the ordinary course of the Business. Notwithstanding the foregoing, Seller shall not be liable as an Indemnifying Party with respect to any claim relating to an inaccuracy or misrepresentation in or breach of any representation or warranty under subsection (a)(i) above if Buyer had Knowledge of such inaccuracy, misrepresentation or breach on or before the Closing Date. Further, Seller shall not be liable as an Indemnifying Party until all claims by the Buyer Indemnitees for indemnification exceed $75,000 in the aggregate, and thereafter Seller shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all indemnification claims; provided, however, that Seller shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all claims by the Buyer Indemnitees, regardless of amount, arising out of (i) the fraud or willful misconduct of Seller, (ii) any Lien that does not constitute a Permitted Lien, (iii) any Third Party Claim or (iv) any Excluded Liability. The aggregate liability of Seller collectively under this
Section 7.1(a) of this Agreement shall not exceed $5,000,000, provided, however, that there shall be no limit on the aggregate liability of Seller for Damages incurred by Buyer in connection with: (1) Seller's fraud or willful misconduct;
(2) any Excluded Liability; or (3) a Third Party Claim arising from an Excluded Liability; or (4) any Lien that does not constitute a Permitted Lien.

         (b) Seller and its Affiliates (collectively the "Seller Indemnitees") shall each be indemnified and held harmless to the extent set forth in this
Article 7 by Buyer and RBC in respect of any and all Damages reasonably and proximately incurred by any Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer or RBC in this Agreement,
(ii) failure of Buyer or RBC to pay and discharge the Assumed Liabilities or
(iii) the conduct of the Business after the Effective Time, but only to the extent that (A) such Damages are directly attributable to periods following the Effective Time, (B) such Damages are not proximately caused by actions of Seller prior to the Effective Time, (C) such Damages do not arise from an Excluded Liability, (D) if the underlying act or omission giving rise to such Damages began or occurred prior to the Effective Time and continued after the Effective Time, such Damages increased following such time that Buyer obtained Knowledge thereof and failed to take reasonable actions after the Closing Date in response thereto, and (E) if such Damages arose by reason of Liabilities incurred during, or with respect to, the Interim Period, they are not subject to Seller's indemnification responsibilities set forth in subsection (a)(iii) above.

         7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

         (a) The representations and warranties contained in this Agreement shall survive as follows:

              (i) Except as otherwise provided in Section 7.2(a)(ii), (iii) or
     (iv), all representations and warranties shall expire on the first anniversary of the Closing Date.

              (ii) Notwithstanding Section 7.2(a)(i) the representations and warranties of Seller as an Indemnifying Party shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, with respect to: (1) the inaccuracy or misrepresentation in or breach of any representation or warranty made by Seller in this Agreement (A) arising out of fraud or willful misconduct or
     (B) relating to matters which are the subject of a Third Party Claim arising from an Excluded Liability; and (2) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.14, 3.19 and 3.20 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct.

              (iii) Notwithstanding Section 7.2(a)(i), the representations and warranties of Buyer and RBC as Indemnifying Parties shall survive the Closing Date until the expiration of the applicable statute of limitations, including extensions thereof, with respect to any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer or RBC in this Agreement (A) arising out of fraud or willful misconduct or (B) relating to matters which are the subject of a Third Party Claim arising from an Assumed Liability.

              (iv) Notwithstanding Section 7.2(a)(i), the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.4 and 3.8(a) shall survive without expiration.

Any cause of action for breach of a representation or warranty contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., New York City time, on the date on which such representation or warranty expires pursuant to this Section 7.2(a).

         (b) The covenants contained in this Agreement shall survive without expiration unless otherwise expressly provided in such covenant.

         7.3 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article VII in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in renewable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the ten (10) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have ten (10) Business Days following the delivery of such notice to it either
(a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such ten (10) Business Day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Patty objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within ten (10) Business Days following such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to arbitration pursuant to Section 9.11.

         7.4 DEFENSE OF CLAIMS.

         (a) In connection with any claim which may give rise to indemnity under this Article 7 resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto (a "Third Party Claim"), the Indemnifying Party may, subject to Section 7.4(b), assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 7.4, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 7.4(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and the Indemnifying Parties shall provide such Indemnitee with reasonable access to all materials relating to the defense of the action and otherwise cooperate with such Indemnitee and its counsel in connection with the Indemnitee's participation in such defense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 7.4. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this
Section 7.4(a), such Indemnitee may defend against such claim or Proceeding.

         (b) Notwithstanding Section 7.4(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may at its own cost and expense assume such defense if in the reasonable opinion of the Indemnitee, (i) such claim or Proceeding involves an issue or matter that, if determined adversely to the Indemnitee, is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, or (ii) there is one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding, (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (z) the maximum liability of the Indemnifying Parties pursuant to Section 7.1(a).

         (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 7.4(a) or pursuant to Section 7.4(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                   ARTICLE 8

                             COVENANT NOT TO COMPETE

         8.1 NON-COMPETE. From and after the Closing Date, Seller will not, and will advise its Affiliates to not, directly or indirectly, individually or collectively, engage in any Competitive Activity for five (5) years after the Closing Date (the "Covered Period"); provided, however, that, notwithstanding the foregoing, (a) neither Seller, nor any of its Affiliates shall be deemed to be engaged in a Competitive Activity solely by virtue of the ownership of less than twenty percent (20%) of the outstanding voting stock or debt securities of any publicly held company of which it (and its Affiliates) do not have voting or day-to-day operational control, the stock or debt securities of which are traded on an United States of foreign stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; (b) Seller and any of its Affiliates may acquire a Person or business engaged in a Competitive Activity if (i) in the calendar year immediately preceding the acquisition, the revenues derived from Competitive Activities do not exceed fifteen percent (15%) of the total revenues of such Person or business and (ii) the aggregate revenues during any calendar year during the Covered Period derived from Competitive Activities of all Persons and businesses acquired in accordance with this
Section 8.1 do not exceed $3,750,000; (c) Seller's Affiliates shall not be deemed to be engaged in a Competitive Activity solely by virtue of incidental sales constituting a Competitive Activity during the Covered Period that were not known by such Affiliate otherwise to constitute a violation hereof; and (d) Seller and its Affiliates shall not be deemed to be engaged in a Competitive Activity by virtue of their sale or resale of any TRB Product (i) manufactured by the Business prior to the Closing Date or (ii) manufactured by Buyer after the Closing Date.

         If Seller becomes aware that any one or more of its Affiliates is engaged in a Competitive Activity, it shall use its best efforts to cause such Affiliate(s) to cease, forthwith, such Competitive Activity. Upon becoming aware of such a Competitive Activity, Seller shall promptly notify Buyer of such Competitive Activity and the nature of its efforts to cause such Competitive Activity to cease.

         For purposes of this Section 8.1, "Competitive Activity" shall mean (x) the sale in North America (i.e. the continental United States, Mexico, Canada and Alaska) of (A) any TRB Product (either by itself or as a component of another product) or (B) any similar or modified tapered roller bearing product (either by itself or as a component of another product) for the same application as the TRB Products, and (y) the sale to any Person who was, to the Knowledge of Seller, a direct or indirect customer of the Business outside of North America at any time within five (5) years preceding the Closing Date of (A) any TRB Product (either by itself or as a component of another product) or (B) any similar or modified tapered roller bearing product (either by itself or as a component of another product) for the same application as TRB Products; provided that the sale of a TRB Product or any similar or modified tapered roller bearing product for the same application as the TRB Products, in each case as an incidental component of another product, shall not be deemed a "Competitive Activity" if made at the express direction of a third-party customer.

         8.2 CHICAGO RAWHIDE NON-COMPETE. From and after the Covered Period, Seller will not, and will advise its Affiliates to not, directly or indirectly, individually or collectively, engage in any CR Competitive Activity during the CR Covered Period; provided, however, that, notwithstanding the foregoing, (a) neither Seller, nor any of its Affiliates shall be deemed to be engaged in a CR Competitive Activity solely by virtue of the ownership of less than twenty percent (20%) of the outstanding voting stock or debt securities of any publicly held company of which it (and its Affiliates) do not have voting or day-to-day operational control, the stock or debt securities of which are traded on an United States of foreign stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; and (b) Seller and its Affiliates shall not be deemed to be engaged in a CR Competitive Activity by virtue of their sale or resale of any product (i) purchased from or manufactured by Buyer or (ii) manufactured by the Business and transferred to Chicago Rawhide prior to the Closing Date.

         If Seller becomes aware that any one or more of its Affiliates is engaged in a CR Competitive Activity, it shall use its best efforts to cause such Affiliate(s) to cease, forthwith, such CR Competitive Activity. Upon becoming aware of such a CR Competitive Activity, Seller shall promptly notify Buyer of such CR Competitive Activity and the nature of its efforts to cause such CR Competitive Activity to cease.

         For purposes of this Section 8.2, (x) "CR Competitive Activity" shall mean the sale to Aftermarket Resellers of any product which Chicago Rawhide has agreed to purchase from Buyer pursuant to the CR Supply Agreement and (y) "CR Covered Period" shall mean a period of time beginning on the Closing Date and ending on the date the CR Agreement is terminated (regardless of the reason for such termination).

         8.3 SEVERABILITY. The invalidity or unenforceability of this Article 8 in any respect shall not affect the validity or enforceability of this Article 8 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Article 8 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Article 8 or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Article 8 shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

         8.4 ENFORCEMENT. Seller acknowledges and agrees that Buyer and its Affiliates are engaged in a highly competitive business and that the protections of Buyer and each such Affiliate set forth in this Article 8 are fair and reasonable and are of vital concern to Buyer and its Affiliates. Further, Seller acknowledges and agrees that monetary damages for any violation of this Article 8 will not adequately compensate Buyer and its Affiliates with respect to any such violation. Therefore, in the event of a breach by Seller of any of the terms and provisions contained in this Article 8, Buyer shall be entitled to obtain damages for any such breach (the amount of such damages being irrespective of the consideration being allocated to the within provisions) and/or to enforce the specific performance of this Article 8 by Seller and to enjoin Seller from any further violations. The remedies available to Buyer pursuant to this Section 8.4 may be exercised cumulatively by Buyer in conjunction with all other rights and remedies provided by law. Notwithstanding the foregoing, in the event of a breach of Section 8.2 that also constitutes, or gives rise to, a breach by Chicago Rawhide of the CR Supply Agreement, (i) Buyer shall not be entitled to the remedy of specific performance hereunder or injunctive relief, and (ii) Buyer shall not be entitled to obtain the benefit of duplicative damages or recourse from Seller and Chicago Rawhide.

                                   ARTICLE 9

                                  MISCELLANEOUS

         9.1 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified with return receipt requested, postage prepaid and addressed to the intended recipient as set forth below,
(iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

                  If to Seller:

                  SKF USA Inc.
                  1111 Adams Avenue
                  Norristown,  PA 19403
                  Attn:  President
                  Telecopier No.: (610) 630-2727

                  with a copy to:

                  SKF USA Inc.
                  1111 Adams Avenue
                  Norristown,  PA 19403
                  Attn: Secretary and General Counsel
                  Telecopier No.: (610) 630-2727

                  If to Buyer:

                  Roller Bearing Company of America, Inc.
                  60 Round Hill Road
                  Fairfield, Connecticut 06430
                  Attn: Michael S. Gostomski
                  Telecopier No: (203) 256-0775

                  with a copy to:

                  McDermott, Will & Emery
                  50 Rockefeller Plaza
                  New York, New York 10020
                  Attn:  C. David Goldman, Esq.
                  Telecopier No.: (212) 547-5444

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         9.2 AMENDMENTS; NO WAIVERS.

         (a) Any provision of this Agreement may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         9.3 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         9.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, except that Buyer may assign any and all of its right, interests and obligations hereunder as security for obligations to its lenders; provided that Buyer shall not be released from any of its obligations hereunder by reason of such assignment.

         9.5 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the Commonwealth of Pennsylvania.

         9.6 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

         9.7 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.8 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

         9.9 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

         9.10 CONSTRUCTION.

         (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

         (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         9.11 ARBITRATION OF CLAIMS.

         (a) Except as otherwise provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including without limitation any dispute between an Indemnitee and any Indemnifying Party under Article VII which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Within ten (10) Business Days after expiration of the ten (10) Business Day period referred to in Section 7.3 or within such other time period as the parties may agree, the Indemnitee and the Indemnifying Party shall each designate one arbitrator. Within ten (10) Business Days after the appointment of the two arbitrators, the two arbitrators shall designate a third arbitrator mutually acceptable to them who shall be a certified public accountant not affiliated with any party in interest to such arbitration and the two arbitrators chosen by the Indemnitees and Indemnifying Party shall each be a retired or former judge of any appellate court of the State of Delaware, any United States appellate court or the United States District Court for any Delaware District who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters. If the arbitrator chosen by the Indemnitee and the arbitrator chosen by the Indemnifying Party fail to agree upon the third arbitrator within such ten (10) Business Day period, the third arbitrator shall be appointed by the American Arbitration Association as soon as practicable and shall be a certified public accountant who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters.

         (b) The three arbitrators shall consider the dispute at issue at Philadelphia, Pennsylvania at a mutually agreed upon time within thirty (30) days (or such longer period as may be acceptable to the Indemnitee and the Indemnifying Party) of the designation of the arbitrators. The arbitrator shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the American Arbitration Association in effect on the date of the initial request by the Indemnitee or Indemnifying Party, as the case may be, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the Indemnitee and Indemnifying Party) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the Indemnitee and Indemnifying Party agree that they will attempt and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrators within ninety (90) days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall immediately deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Indemnitee and Indemnifying Party to such arbitration agrees that any decision of the arbitrators shall be final conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrators, except if such factors are present. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 9.11 by bringing suit in any court of competent jurisdiction.

         (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 9.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 9.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 9.11 may be used against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

         9.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         9.13 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  SELLER:

                                  SKF USA INC.


                                  By:    /s/ Krister Peil
                                         Krister Peil
                                         President

                                  BUYER:

                                 TYSON BEARING COMPANY, INC.


                                 By:    /s/ Michael S. Gostomski
                                        Michael S. Gostomski
                                        Executive Vice President

                                 RBC:

                                 ROLLER BEARING COMPANY OF AMERICA, INC.


                                 By:    /s/ Michael S. Gostomski
                                        Michael S. Gostomski
                                        Executive Vice President

                                  SCHEDULE 2.3

                               ASSUMED LIABILITIES


(a) Those Liabilities of the Business which are accrued as a Liability on the Closing Balance Sheet.

(b) All Liabilities and obligations of the Business arising after the Effective Time under Contracts included in the Transferred Assets, except to the extent constituting Excluded Liabilities.

                                  SCHEDULE 2.9


              Business Unit                     Percentage of 1999 "P.S."

              Export                                     0.95000
              Industrial                                 1.2896
              Paccor                                     0.8581
              Truck                                      0.9780
              Volvo                                      0.8391
              Chicago Rawhide                            1.0510